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                                                                     EXHIBIT 1.4


                             ________________, 1997

Ms. Helene K. Netter
Managing Director - Corporate Finance
Stuart, Coleman & Co., Inc.
11 West 42nd Street - 15th Floor
New York, NY 10036

         Re:     COMMON STOCK OF SURREY, INC.
                 OWNED BY JOHN VAN DER HAGEN

Dear Ms. Netter:

         The undersigned hereby agrees not to sell or transfer the 1,122,727 shares of common stock, no par value, of Surrey, Inc. (the "Common Stock") for a period of twenty (20) months from the closing date of the initial public offering of Surrey, Inc. without the prior written consent of Stuart, Coleman & Co., Inc.

         Notwithstanding anything to the contrary contained above, I understand that I may transfer some of the shares of Common Stock to members of my immediate family, providing each one signs a separate agreement agreeing to be bound by the twenty (20) month lock-up period.

                                             Very truly yours,



                                             John van der Hagen